NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Reports First Quarter 2009 Earnings

HAMILTON, Bermuda – April 29, 2009 -- Everest Re Group, Ltd. (NYSE: RE) reported first quarter 2009 after-tax operating income1, which excludes realized capital gains and losses and gain on debt repurchase, of $106.1 million, or $1.73 per diluted share, compared to after-tax operating income1 of $190.6 million, or $3.03 per diluted share, in the first quarter of 2008. Net income, including net realized capital gains and losses and the gain on debt repurchase, was $108.6 million, or $1.77 per diluted share, for the first quarter of 2009 compared to $77.9 million, or $1.24 per diluted share, for the same period last year.

Operating highlights for the first quarter of 2009 included the following:

•

Gross written premiums increased 14% to $997.8 million in 2009 from $877.5 million in the first quarter of 2008. Globally, reinsurance premiums were up almost 19% while insurance premiums were down 3%. International reinsurance business, across almost all regions, saw the largest increases, despite period over period currency devaluations relative to strengthening of the U.S. dollar. The U.S. Reinsurance segment also saw growth with new business opportunities in select markets such as crop hail and treaty casualty. Improving conditions across most markets, due to shrinking capacity and financial security concerns, are catalysts for growth.

•

The GAAP combined ratio in the first quarter was 89.7% compared to 89.1% in the same period last year. The current year attritional loss ratio, which excludes prior year development and catastrophe losses, was up slightly from 55.2% in the first quarter last year to 55.6% in the current quarter. Reserve development and catastrophe losses in both periods were modest.

•

Net investment income was $68.8 million compared to $150.1 million in the first quarter of 2008. The reduction primarily resulted from losses of $72.9 million on limited partnership investments, whose results are generally received on a one quarter lag. Most of this loss emanated from the reported fourth quarter results of private equity partnerships. Excluding the impact of limited partnership investments, investment income was down 9% compared to the first quarter of 2008.

•	Net loss on derivatives totaled $19.7 million for the quarter compared to $3.8 million in the same period last year.
•

Net after-tax realized capital losses totaled $48.5 million compared to $112.7 million in the first quarter of 2008. The current quarter loss was primarily due to the sale of long dated financial sector bonds, where the accumulated exposures of merged banking entities exceeded the Company’s risk tolerance levels for a single issuer. Included in the 2009 net after-tax realized capital losses were other-than-temporary impairments of $7.6 million.

•

During the quarter, the Company completed a cash tender offer for the purchase of its 6.6% Fixed to Floating Rate Long Term Subordinated Notes (“LoTSSM”) due 2067. It purchased approximately 40% of the outstanding notes, reducing debt by $161.3 million at an approximate cost of $83 million. This transaction resulted in an after-tax gain of $50.9 million.

•	For the quarter, the annualized after-tax operating income[1] return on average adjusted shareholders’ equity[2] was 8.3% compared to 13.6% in 2008.
•

Cash flow from operations was $180.5 million for the period compared to $250.6 million for the first quarter of 2008. Higher paid losses in the current quarter compared to last year resulted in this reduction although last year’s level of paid losses was unusually low compared to all subsequent quarters due to the timing on settlement of accounts.

•

Shareholders’ equity ended the quarter at $5.0 billion, up $79 million from year end 2008. Net income of $108.6 million and after-tax unrealized gains of $46.9 million were offset by foreign currency translation adjustments of $49.7 million and shareholder dividend payments of $29.5 million. Book value per share ended the quarter at $81.89, up 1.4% from $80.77 at December 31, 2008.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “We are pleased with the opportunities we are seeing in our markets. Everest’s solid franchise, long term relationships, sound balance sheet, and excellent financial ratings, have facilitated growth as our clients seek stability and security from their reinsurance partners.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to nonlife insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the first quarter results will be held at 8:30 a.m. Eastern Time on April 30, 2009. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

___________________________

1The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax net realized capital gains (losses) and the gain on debt repurchase as the following reconciliation displays:

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2009		2008
		(unaudited)

		Per		Per
		Diluted		Diluted
	Amount	Share	Amount	Share

Net income	$ 108,556	$ 1.77	$ 77,933	$ 1.24
After-tax net realized capital losses	(48,463)	(0.79)	(112,652)	(1.79)
After-tax gain on tender of debt	50,876	0.83	-	-

After-tax operating income	$ 106,143	$ 1.73	$ 190,585	$ 3.03

Although net realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of net realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of net realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

2Adjusted shareholders’ equity excludes net after-tax unrealized (appreciation) depreciation of investments.

--Financial Details Follow--

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2009	2008
	(unaudited)
REVENUES:
Premiums earned	$ 932,290	$ 911,973
Net investment income	68,754	150,132
Net realized capital losses	(65,137)	(136,383)
Realized gain on debt repurchase	78,271	-
Net derivative loss	(19,703)	(3,795)
Other expense	(5,180)	(5,161)
Total revenues	989,295	916,766

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	569,905	545,350
Commission, brokerage, taxes and fees	226,038	227,147
Other underwriting expenses	40,135	40,244
Interest, fees and bond issue cost amortization expense	20,142	19,787
Total claims and expenses	856,220	832,528

INCOME BEFORE TAXES	133,075	84,238
Income tax expense	24,519	6,305

NET INCOME	$ 108,556	$ 77,933
Other comprehensive loss, net of tax	(2,785)	(3,991)

COMPREHENSIVE INCOME	$ 105,771	$ 73,942

PER SHARE DATA:
Average shares outstanding (000's)	61,294	62,377
Net income per common share - basic	$ 1.77	$ 1.25

Average diluted shares outstanding (000's)	61,433	62,860
Net income per common share - diluted	$ 1.77	$ 1.24

EVEREST RE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars in thousands, except par value per share)	2009	2008
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value	$ 11,195,981	$ 10,759,612
(amortized cost: 2009, $11,294,284; 2008, $10,932,076)
Fixed maturities - available for sale, at fair value	47,391	43,090
Equity securities - available for sale, at market value (cost: 2009, $12,618; 2008, $14,915)	14,358	16,900
Equity securities - available for sale, at fair value	109,788	119,829
Short-term investments	1,173,056	1,889,799
Other invested assets (cost: 2009, $602,812; 2008, $687,265)	593,261	679,356
Cash	467,248	205,694
Total investments and cash	13,601,083	13,714,280
Accrued investment income	135,718	149,215
Premiums receivable	917,272	908,110
Reinsurance receivables	672,099	657,169
Funds held by reinsureds	337,076	331,817
Deferred acquisition costs	354,545	354,992
Prepaid reinsurance premiums	74,052	79,379
Deferred tax asset	380,773	442,367
Federal income taxes recoverable	82,221	32,295
Other assets	170,155	176,966
TOTAL ASSETS	$ 16,724,994	$ 16,846,590

LIABILITIES:
Reserve for losses and loss adjustment expenses	$ 8,775,462	$ 8,840,660
Future policy benefit reserve	69,334	66,172
Unearned premium reserve	1,362,514	1,335,511
Funds held under reinsurance treaties	85,087	83,431
Losses in the course of payment	40,864	45,654
Commission reserves	49,502	52,460
Other net payable to reinsurers	49,644	51,138
8.75% Senior notes due 3/15/2010	199,857	199,821
5.4% Senior notes due 10/15/2014	249,738	249,728
6.6% Long term notes due 5/1/2067	238,346	399,643
Junior subordinated debt securities payable	329,897	329,897
Accrued interest on debt and borrowings	12,821	11,217
Other liabilities	222,074	220,903
Total liabilities	11,685,140	11,886,235

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200 million shares authorized; (2009) 65.7 million and
(2008) 65.6 million issued	657	656
Additional paid-in capital	1,827,819	1,824,552
Accumulated other comprehensive loss, net of deferred income tax benefit
of $1.3 million at 2009 and $16.5 million at 2008	(294,636)	(291,851)
Treasury shares, at cost; (2009 and 2008) 4.2 million shares	(392,329)	(392,329)
Retained earnings	3,898,343	3,819,327
Total shareholders' equity	5,039,854	4,960,355
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 16,724,994	$ 16,846,590

EVEREST RE GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
(Dollars in thousands)	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 108,556	$ 77,933
Adjustments to reconcile net income to net cash provided by operating activities:
(Increase) decrease in premiums receivable	(14,479)	31,737
Increase in funds held by reinsureds, net	(9,781)	(8,737)
(Increase) decrease in reinsurance receivables	(32,137)	37,776
Decrease (increase) in deferred tax asset	44,990	(56,130)
Increase in reserve for losses and loss adjustment expenses	2,434	50,050
Increase (decrease) in future policy benefit reserve	3,161	(3,012)
Increase (decrease) in unearned premiums	32,852	(72,961)
Change in equity adjustments in limited partnerships	73,285	8,606
Change in other assets and liabilities, net	(20,913)	40,832
Non-cash compensation expense	3,136	7,679
Amortization of bond premium/(accrual of bond discount)	2,490	453
Amortization of underwriting discount on senior notes	46	43
Realized gain on debt repurchase	(78,271)	-
Net realized capital losses	65,137	136,383
Net cash provided by operating activities	180,506	250,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale, at market value	242,130	288,927
Proceeds from fixed maturities matured/called - available for sale, at fair value	5,570	-
Proceeds from fixed maturities sold - available for sale, at market value	80,957	47,210
Proceeds from fixed maturities sold - available for sale, at fair value	3,492	-
Proceeds from equity securities sold - available for sale, at market value	1,042	-
Proceeds from equity securities sold - available for sale, at fair value	1,648	262,298
Distributions from other invested assets	12,664	11,185
Cost of fixed maturities acquired - available for sale, at market value	(812,380)	(686,577)
Cost of fixed maturities acquired - available for sale, at fair value	(13,309)	-
Cost of equity securities acquired - available for sale, at market value	-	(440)
Cost of equity securities acquired - available for sale, at fair value	(8,979)	(78,525)
Cost of other invested assets acquired	(6,239)	(24,051)
Net change in short-term securities	712,922	(42,136)
Net change in unsettled securities transactions	3,699	68,491
Net cash provided by (used in) investing activities	223,217	(153,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period, net	132	(2,576)
Purchase of treasury shares	-	(100,837)
Net cost of debt repurchase	(83,026)	-
Dividends paid to shareholders	(29,540)	(29,994)
Net cash used in financing activities	(112,434)	(133,407)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(29,735)	3,777

Net increase (decrease) in cash	261,554	(32,596)
Cash, beginning of period	205,694	250,567
Cash, end of period	$ 467,248	$ 217,971

SUPPLEMENTAL CASH FLOW INFORMATION
Cash transactions:
Income taxes paid	$ 27,135	$ 33,218
Interest paid	$ 18,318	$ 13,931